UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2012

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (305) 441-6901

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 31, 2012, Spanish Broadcasting System, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with the initial purchaser named therein (the “Initial Purchaser”). Pursuant to the Purchase Agreement, the Initial Purchaser has agreed to purchase, and the Company has agreed to sell, $275 million aggregate principal amount of the Company’s 12.5% senior secured notes due 2017 (the “Notes”). The Notes are being issued at 97% of the principal amount thereof. The Initial Purchaser intends to resell the Notes in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), or to certain persons outside the United States pursuant to Regulation S under the Securities Act (the “Offering”). The Company expects the Offering to close on February 7, 2012, subject to the satisfaction of customary closing conditions. The Purchase Agreement contains representations and warranties, covenants and closing conditions that are customary for transactions of this type. In addition, the Company has agreed to indemnify the Initial Purchaser against certain liabilities on customary terms.

The proceeds from the Notes, together with cash on hand, are expected to be used to refinance all amounts outstanding under the Company’s existing first lien credit agreement due June 10, 2012, and to pay the transaction costs related to the offering. This report contains information about pending transactions, and there can be no assurance that these transactions will be completed.

In the ordinary course of their business, the Initial Purchaser and certain of its affiliates have in the past and may in the future engage in investment and commercial banking and other transactions of a financial nature with the Company or its affiliates, including the provisions of certain advisory services and the making of loans to the Company and its affiliates.

Item 8.01 Other Events.

On February 1, 2012, the Company issued a press release announcing that it had priced the Notes. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1 — Press Release of Spanish Broadcasting System, Inc., dated February 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)

February 1, 2012	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary

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